UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Earliest Event Reported): August 24, 2016

CYTRX CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-15327 (Commission File Number)	58-1642740 (I.R.S. Employer Identification No.)
11726 San Vicente Boulevard, Suite 650 Los Angeles, California (Address of Principal Executive Offices)	90049 (Zip Code)

(310) 826-5648
(Registrant's Telephone Number, Including Area Code)

______________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy Listing Rule or Standard; Transfer of Listing
On August 24, 2016, CytRx Corporation ("we," "our," "us," "CytRx," or the "company") received notice from The Nasdaq Stock Market ("Nasdaq") that the closing bid price for our common stock had been below $1.00 for the previous 30 consecutive business days, and that we are therefore not in compliance with the minimum bid price requirement for continued inclusion on The Nasdaq Capital Market under Nasdaq Listing Rule 5550(a)(2).  The notice indicates that we will have 180 calendar days, or until February 21, 2017, to regain compliance with this requirement.
We can regain compliance with the $1.00 minimum bid listing requirement if the closing bid price of our common stock is at least $1.00 for a minimum of ten consecutive business days during the 180-day compliance period.  If we do not regain compliance during the initial compliance period, we may be eligible for additional time to regain compliance.  To qualify, we will be required to meet the continued listing requirement for market value of our publicly held shares and all other Nasdaq initial listing standards, except the bid price requirement, and will need to provide written notice to Nasdaq of our intention to cure the deficiency during the second compliance period.  If we meet these requirements, we expect that Nasdaq will grant us an additional 180 calendar days to regain compliance with the minimum bid price requirement.  If it appears to Nasdaq that we will not be able to cure the deficiency, or if we are otherwise not eligible, we expect that Nasdaq will notify us that our common stock will be subject to delisting.
Item 8.01 Other Events
We provide the following updates relating to the disclosure set forth in Note 14 to our financial statements included in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on July 29, 2016, which disclosure is incorporated by reference herein:
On July 29, 2016, a class action complaint was filed in the U.S. District Court for the Central District of California, titled Greguy Dorce v. CytRx Corp. et al., Case No. 2:16-cv-0566. The complaint is substantially identical to the previously reported class action complaint filed on July 25, 2016 in the same Court.  We have directors' and officers' liability insurance which will be utilized in the defense of these matters, subject to the retention amount under the insurance. The insurance may not cover all of the future liabilities we may incur in connection with the foregoing matters.
As previously reported, on January 5, 2016, we announced that we had reached an agreement to settle the consolidated stockholder derivative lawsuits, In Re CytRx Corporation Stockholder Derivative Litigation, then pending in the U.S. Court of Appeals for the Ninth Circuit Court, on appeal from the United States District Court for the Central District of California. On August 17, 2016, the Court issued an Order denying the previously reported motion to set aside its previous judgment dismissing the action, without prejudice to plaintiffs' right to file a similar complaint in Delaware, and declined to consider the approval of the settlement, deferring such consideration to the Delaware Court of Chancery. We understand that the plaintiffs intend to file a similar complaint in the Delaware Court of Chancery in the very near future.
Also as previously reported, on December 14, 2015, a shareholder derivative complaint, captioned Niedermayer et al. v. Kriegsman et al., C.A. No. 11800, was filed in the Delaware Court of Chancery purportedly on our behalf against certain of our officers and directors.  On August 25, 2016, we filed an opposition to the Niedermayer plaintiffs' motion to lift the previously reported stay in the Delaware proceeding, in which we requested that the Court of Chancery continue the previously imposed stay for at least sixty (60) days in light of the California derivative plaintiffs' stated intention (discussed above) to file a complaint in the Court of Chancery.
We intend to vigorously defend against the foregoing complaints. These claims are subject to inherent uncertainties, and management's view of these matters may change in the future.
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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTRX CORPORATION

Date: August 26, 2016	By:	/s/ JOHN Y. CALOZ
Name: John Y. Caloz
Title: Chief Financial Officer